DocuSign Envelope ID: E3A2095A-C269-479F-8B35-6835442592A9

Eastside Distilling
1001 SE Water Ave., Suite 390, Portland, OR 97214
971-888-4264
www.eastsidedistilling.com

Separation Agreement and General Release

This Separation Agreement and General Release ("Agreement") is entered into between **Eastside Distilling, Inc**. ("Eastside") and Melissa Heim ("Employee") as of July 17, 2020.

1.SEPARATION DATE
Employee's last day of employment with Eastside is July 17, 2020 ("Separation Date").

2.FINAL PAYMENT OF WAGES
Employee has received all of Employee's unpaid wages in accordance with Oregon law through the Separation Date as well as payment in the amount of $62,769.28 as compensation for wages through February 27, 2021, pursuant to the Employment Agreement dated Feb. 27, 2015, and the First Amendment to Employment Agreement dated July 1, 2016 (jointly "Employment Agreements"). All payments are subject to applicable deductions and withholdings required by law and were paid on July 20, 2020. Employee, by signing this Agreement, acknowledges that no wages are due and owing and that no other payments are due under the Employment Agreements.

3.BENEFITS AND COBRA COVERAGE
Employee's medical, dental and vision insurance will terminate on July 31, 2020. Except as otherwise set forth below, all other benefits from Eastside, including any disability insurance, life insurance or accidental death and dismemberment insurance will cease on the Separation Date.

4.RETURN OF PROPERTY
On the Separation Date, Employee must return all Eastside property, including keys, access fobs, parking passes, laptops, computers, credit cards, electronically stored documents or files, physical files and any other Eastside property and information in Employee's possession or control, any other materials of any nature pertaining to Employee's work, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of Eastside. Employee hereby represents that he/she has, as of the date of this Agreement, returned all Eastside property identified above.

5.SEPARATION/SEVERANCE BENEFIT
In consideration for the Employee's execution, non-revocation of, and compliance with the Agreement, including waiver and release of claims, Eastside agrees to provide the following benefit ("Separation Benefit") to Employee:
$15,000 less applicable taxes and withholdings to be paid within 10 days after this Agreement is signed by all parties.

6.GENERAL RELEASE OF CLAIMS
(a) **General Release and Waiver of Claims**. In consideration for the Separation Benefits provided in this Agreement, Employee releases and forever discharges Company and its affiliates, subsidiaries, parents, predecessors, successors, assigns, and their current and former employees, officers, directors, shareholders, agents, attorney, and insurers, both individually and in their business capacities, and theirs benefit plans and programs and their administrators and fiduciaries (collectively

DocuSign Envelope ID: E3A2095A-C269-479F-8B35-6835442592A9

referred to throughout the remainder of this Agreement as "Releasees") of and from any and all claims, demands, and causes of action, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever (collectively, "Claims"), whether known or unknown, asserted or unasserted, which Employee has or may have against Releasees as of the date of Employee's execution of this Agreement, including but not limited to, any alleged violation of:

- The Employment Agreements;
- Title VII of the Civil Rights Act of 1964;
- Sections 1981 through 1988 of Title 42 of the United States Code;
- The Employee Retirement Income Security Act of 1974 (ERISA");
- The Immigration Reform and Control Act;
- The Americans with Disabilities Act of 1990;
- The Age Discrimination in Employment Act of 1967 ("ADEA");
- The Worker Adjustment and Retraining Notification Act;
- The Fair Credit Reporting Act;
- The Family and Medical Leave Act;
- The Equal Pay Act;
- The Genetic Non-Discrimination Act of 2008;
- Any other federal, state, or local law, rule, regulation, or ordinance that legally may be released;
- Any public policy, contract (express and implied), tort, or common law; or
- Any basis for recovering costs, fee, or other expenses including attorneys' fees incurred in these matters.

(b) **Claims Not Released**. Employee is not waiving any rights Employee may have to: (a) benefits and/or the right to seek benefits under applicable workers' compensation and/or unemployment compensation statutes; (b) pursue claims which by law cannot be waived by signing this Agreement; (c) enforce this Agreement; and/or (d) challenge the validity of this Agreement.

(c) **Governmental Agencies**. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

(d) **Collective/Class Action Waiver**. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which Eastside or any other Releasee identified in this Agreement is a party.

Waiver of Unknown Claims. Employee waives (i) all rights that Employee may have based on any unknown and undiscovered facts, and (ii) all rights that are provided in California Civil Code Section 1542 which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO

EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

8. CONTINUING OBLIGATIONS UNDER PRIOR AGREEMENTS
Employee has signed the General Handbook Acknowledgement and Confidentiality Agreement (collectively, "Prior Agreements"). The Prior Agreements remain enforceable and binding and remain in full force and effect in accordance with their terms, and Employee agrees to comply with the terms of these Prior Agreements. Breach of the Prior Agreements by Employee shall be considered a breach of this Agreement.

9. NON-DISPARAGEMENT
Employee promises and agrees that he/she shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Eastside or its businesses, or any of its employees or officers. This section does not, in any way, restrict or impede Employee from exercising protected rights (for example, rights under the National Labor Relations Act (NLRA)) to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency.

10. ADDITIONAL TERMS
(a) **Employee Representation**. Employee represents that (i) Employee has not filed, commenced, or in any other way participated in the bringing of an action, proceeding, or claim of any kind, judicial, administrative, or otherwise, against Releasees relating to Employee's employment with Company, (ii) that Employee is not aware of any lawsuit, claim, or demand, or of any threat of a lawsuit, claim, or demand, or of any facts or circumstances that could give rise to a lawsuit, claim, or demand against Employee or Releasees arising from or relating to Employee's actions or omissions during Employee's employment at Eastside.

(b) **Employee Affirmation**. Employee affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits to which Employee may be entitled.

(c) **No Admission of Liability**. Employee agrees that this Agreement shall not be deemed or construed at any time for any p0urpose as an admission by Eastside of any liability, wrongdoing, or unlawful conduct of any kind.

(d) **Attorney Consultation and Fees**. Employee has had the opportunity to consult with an attorney prior to executing this Agreement and Employee has either consulted with an attorney or waived the right to do so. Employee further agrees that any fees and expenses of Employee's attorney will be Employee's sole responsibility.

(f) **Acceptance**. To constitute a legally binding acceptance of the Agreement by Employee, it must be executed by Employee on or after the Separation Date.

(g) **Counterparts**. This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart will be deemed an original with the same effect as if the Parties had signed the same document.

(h) **Assignment of Rights**. Each of the Parties hereto represents and warrants that it has the power and authority to enter into the Agreement and that it has not assigned or otherwise conveyed, or attempted to convey, any of the rights released herein.

(i) **Successors.** This Agreement shall be binding upon and inure to the benefit of each Party to this instrument, and to all employees, agents, servants, insurers, legatees, attorneys, predecessors, successors, assigns heirs, executors, parents, officers, directors, shareholders, and joint ventures of each Party to this Agreement.

(j) **Agreement Not To Be Construed Against Any Party**. Each Party acknowledges that it has participated in the drafting and preparation of this Agreement, and hence no rule of construction may be used to construe this Agreement against any Party by virtue of that Party's role in drafting this Agreement.

(k) **Captions and Headings**. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

(l) **Consequences of Breach**. Employee and Eastside agree that if either party breaches any provisions in this Agreement, the prevailing party will be entitled to recover its reasonable attorney's fees and costs in any lawsuit or action brought to enforce this Agreement.

(m) **Governing Law/Severability**. This Agreement shall be governed and conformed in accordance with the laws of the State of Oregon without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, wither party may institute and action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

11.COMPLETE AGREEMENT

This Agreement contains the complete agreement of the Parties relating to the Employee's separation from employment and the subject matter of this Agreement, and supersedes all prior and contemporaneous understanding, agreements, representation, and warranties, both written and oral, between the Parties, except as provided in section 8 of this Agreement. The Parties further understand and agree that this Agreement can be amended or modified only by a written agreement, duly signed and executed by both Parties.

12. EMPLOYEE ACKNOWLEDGEMENT

. Employee acknowledges and agrees that Employee has fully read and understand the Agreement's binding legal effect. Employee further acknowledges and agrees that Employee has had a reasonable period of time to consider all of the terms and provision and has had an opportunity to ask questions and consult with an attorney of Employee's choice before signing this Agreement. Employee further acknowledges that Employee is signing this Agreement freely and voluntarily and that Employee's signature below is an agreement to waive, settle, and release all claims Employee has or might have against Eastside and the Releasees, except as otherwise specifically provided in the Agreement.

AGREED:

Eastside Distilling, Inc.

By Paul Block
Paul Block
CEO

Date: 7/21/2020

EMPLOYEE

Melissa Heim
Melissa Heim

Date: 7/21/2020